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                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Darden Restaurants, Inc.:

     We consent to incorporation by reference in the Registration Statement (No. 33-93854) on Form S-3 and Registration Statements (Nos. 33-92702 and 33-92704) on Form S-8 of Darden Restaurants, Inc. of our report dated June 17, 1997, relating to the consolidated balance sheets of Darden Restaurants, Inc. and subsidiaries as of May 25, 1997 and May 26, 1996 and the related consolidated statements of earnings (loss) and cash flows for each of the fiscal years in the three-year period ended May 25, 1997, which report is incorporated by reference to page 14 of the Registrant's 1997 Annual Report to Stockholders in the May 25, 1997 Annual Report on Form 10-K of Darden Restaurants, Inc.

/s/KPMG Peat Marwick LLP

Orlando, Florida
August 11, 1997